Exhibit 99.1

KemPharm Announces Debt Restructuring with Deerfield and Delaware Street Capital

Principal and Interest Payments on Outstanding Debt in Principal Amount of $77.7M Pushed to

March 31, 2021; Expected to Extend Cash Runway to New Maturity Date

KemPharm Will Host a Conference Call and Live Audio Webcast with Slide Presentation Today,

Wednesday, December 18, 2019, at 8:30 a.m. ET

Celebration, FL – December 18, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today announced its entry into a December 2019 Exchange Agreement and Amendment to Facility Agreement, Senior Secured Convertible Notes and Warrants (the December 2019 Exchange Agreement) with Deerfield (as defined below) and Delaware Street Capital (DSC, as further defined below). Under the December 2019 Exchange Agreement, the Company will effect a series of transactions, which, among other things, will push the principal and interest payments on outstanding debt in principal amount of $77.7 million to a new maturity date of March 31, 2021. The Company and Deerfield also agreed to certain adjustments to the September 2019 Exchange Agreement (as defined below) and the Company’s Facility Agreement with Deerfield dated June 2, 2014 (the Facility Agreement), each described in more detail below. In addition, the Company announced a prodrug discovery collaboration between Deerfield and KemPharm to employ the Company’s proprietary technology to potentially discover new product candidates for Deerfield or its affiliates.

“This restructuring transaction is the first step of an ongoing effort to improve the Company’s balance sheet by addressing our debt service and principal repayments due in 2020 and as a result extending our cash runway,” said LaDuane Clifton, KemPharm’s Chief Financial Officer. “The changes announced today add approximately $10. 4 million back to our operating forecast and extends our cash runway through March 31, 2021, which is past the potential approval date of our product candidate, KP415. We now move to the next step of finding a long-term solution to address our outstanding debt obligations,” Mr. Clifton concluded.

The Company also entered into an amendment of the September 2019 Exchange Agreement and Amendment to Facility Agreement with Deerfield, dated September 3, 2019 (the September 2019 Exchange Agreement), which adjusted the option exchange price to the greater of (i) the 15-day VWAP as of the date the option is exercised, or (ii) $0.60, compared to the previous price of $0.9494, added a limit of 28.4 million shares that can be issued, and removed the limit on the amount of nominal debt that can be exchanged under the agreement. As a result, the potential maximum dilution under the September 2019 Exchange Agreement remains unchanged from the original agreement.

Cowen served as KemPharm’s exclusive financial advisor in connection with the transactions contemplated under the December 2019 Exchange Agreement.

Drug Discovery Collaboration between Deerfield and KemPharm

KemPharm also announced a technology collaboration with Deerfield as part of the December 2019 Exchange Agreement. Under the December 2019 Exchange Agreement, Deerfield or its affiliates may identify up to two compounds that may have applications for new disease indications, and upon request and under mutually agreeable terms and conditions, KemPharm will utilize its proprietary technology to potentially discover new product candidates. If such effort is successful in discovering an acceptable product candidate, KemPharm and Deerfield may further collaborate to develop that product candidate subject to mutually agreeable terms and conditions. The discovery effort would seek to improve the profile of a selected drug candidate, possibly generate long-lived composition-of-matter patents, and seek to address unmet patient needs.

“We believe Deerfield has a history of supporting the development and commercialization of innovative drug therapies and is uniquely positioned through its network of affiliates to identify and evaluate the commercial potential of various product candidates across a broad spectrum of therapeutic areas,” said Dr. Travis Mickle, KemPharm’s Chief Executive Officer. “KemPharm is excited about the potential to collaborate with Deerfield and its affiliates to apply our LATTM (Ligand Activated Therapy) platform technology to unique product opportunities that could have the potential to address unmet patient needs.”

Conference Call Information:

KemPharm will host a conference call and live audio webcast with a slide presentation today, Wednesday, December 18, 2019, at 8:30 a.m. ET. Interested participants and investors may access the conference call by dialing either:

•	(866) 395-2480 (U.S.)

•	(678) 509-7538 (international)

•	Conference ID: 8559119

An audio webcast with slide presentation will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning later today, December 18, 2019, at approximately 9:30 a.m. ET.

Details about the December 2019 Exchange Agreement, Amendments to the Facility Agreement and Amendments to the September 2019 Exchange Agreement:

The December 2019 Exchange Agreement was entered into by the Company and with Deerfield Private Design Fund III, L.P., and Deerfield Special Situations Fund, L.P. (together, Deerfield), and Delaware Street Capital Master Fund, L.P. (DSC, and together with Deerfield, the Holders). Under the December 2019 Exchange Agreement, the Company is issuing senior secured convertible notes in the aggregate principal of $71.4 million (the December 2019 Senior Notes) with a coupon of 6.75%, and interest added to principal through its maturity date of March 31, 2021, in exchange for the cancellation of an aggregate of $71.4 million of principal amount and accrued interest of the Company’s 5.50% Convertible Notes (the Prior Notes). Upon entering into the December 2019 Exchange Agreement, the Company agreed to pay the Holders $0.7 million, in the aggregate, which represent 50% of the accrued interest, as of December 18, 2019, on the Prior Notes owned by the Holders. The remainder of such interest is included in the principal amount of the December 2019 Senior Notes. Each December 2019 Senior Note is convertible at the option of the Holder into shares of the Company’s common stock at a price per share of $17.11, which represents the conversion price of the Prior Notes, subject to certain anti-dilution adjustments contained in the December 2019 Senior Notes.

In addition, amendments were made to the Facility Agreement such that the 6.75% senior secured note due 2020 to Deerfield in the aggregate amount of $7.0 million of principal and accrued interest (the Deerfield Note) was amended to, among other things, extend the maturity date of the Deerfield Note to March 31, 2021, and conform the definitions of “Eligible Market” and “Major Transactions” to the definition in the December 2019 Senior Notes. The conversion price for the Deerfield Note remains $5.85 per share, subject to adjustment on the same basis as the previously existing senior secured convertible notes, but subject to a floor price of $0.38.

As a result of the transactions contemplated under the December 2019 Exchange Agreement, the Holders have agreed to defer any payments due, including all future accrued interest, under the Prior Notes and Deerfield Note until March 31, 2021, and waived any put right under the Prior Notes, the Deerfield Note, of the warrant previously issued to Deerfield by the Company, with regard to any delisting of the Company’s common stock, until March 31 2021.

The Company also entered into an amendment of the September 2019 Exchange Agreement, which reflected that Deerfield may exchange its convertible debt for shares of either the Company’s common or preferred stock at a price equal to the greater of (i) the 15-day VWAP as of the date the option is exercised, or (ii) $0.60, compared to the previous price of $0.9494. The September 2019 Exchange Agreement was also amended to add a limit of 28.4 million shares that can be issued pursuant to the agreement, and to remove the $27.0 million limit on the amount of nominal debt that can be exchanged at Deerfield’s option under the agreement.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LATTM (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LATTM technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the outcome of any drug discovery collaboration with Deerfield, KemPharm’s future financial position, its cash runway and its ability to continue as a going concern, the potential future exchange of any principal of Deerfield’s convertible notes under the September 2019 Exchange Agreement, as amended, and the potential timing and outcome of the NDA submission for KP415 or any other product candidate, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2018, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission. KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:

Jason Rando / Maureen McEnroe

Tiberend Strategic Advisors, Inc.

212-375-2665 / 2664

jrando@tiberend.com

mmcenroe@tiberend.com